Exhibit 4.1
FIRST SUPPLEMENTAL INDENTURE
dated as of July 15, 2008
to that certain

INDENTURE dated as of August 16, 2007

Among

VECTOR GROUP LTD.,

THE GUARANTOR PARTIES THERETO

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee and Collateral Agent

     THIS FIRST SUPPLEMENTAL INDENTURE, dated as of July 15, 2008 (this “Supplement”), is entered into between VECTOR GROUP LTD., a Delaware corporation (the “Company”), and U.S. Bank National Association, as Trustee (the “Trustee”) and as Collateral Agent (the “Collateral Agent”).
WITNESSETH
     WHEREAS, the Company and the Guarantors party thereto, the Trustee, and the Collateral Agent have entered into that certain Indenture dated as of August 16, 2007 (the “Indenture”) pursuant to which the Company has issued 11% Senior Secured Notes due 2015 (capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Indenture);
     WHEREAS, Section 10.3 of the Indenture regarding Asset Sales excludes from its restrictions “the sale, lease, sublease, license, sublicense, conveyance or other disposition of products, services, inventory, or accounts receivable and related assets (including participations therein) in the ordinary course of business, including leases with respect to facilities that are temporarily not in use or pending their disposition, and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business or any other property that is uneconomic or no longer useful to the conduct of the business of the Company or the Guarantors, from the provisions restricting Assets Sales in the Indenture” (the “Ordinary Course and Non-Material Transactions”) as a result of the Ordinary Course and Non-Material Transactions being excluded from the definition of the term Asset Sale pursuant to clause (4) of such definition;
     WHEREAS, the Collateral Documents provide that the Ordinary Course and Non-Material Transactions must be expressly permitted by the Indenture (rather than not being precluded) to allow the Company and the Guarantors to enter into the Ordinary Course and Non-Material Transactions and cause the release of any Liens on Collateral upon the occurrence of any Ordinary Course and Non-Material Transaction;
     WHEREAS the Company has requested the Trustee, pursuant to this Supplement, to amend the Indenture to expressly permit the Ordinary Course and Non-Material Transactions and permit the automatic release of the Lien on any Collateral in connection therewith to eliminate the inconsistency between the Indenture and the Collateral Documents;
     WHEREAS, subject to the satisfaction of the conditions set forth in Article 2 hereof, the Trustee and Collateral Agent is willing to consent to so supplement the Indenture on the terms hereinafter set forth.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Trustee and the Collateral Agent agree for the benefit of each other and for the equal and ratable benefit of the Holders as follows:

ARTICLE 1
AMENDMENTS;
     1.1 Amendment to Section 10.3. Section 10.3 of the Indenture is hereby by amended in its entirety to read as follows:
          Whether prior to or after the First Priority Debt has been paid in full, assets included in the Collateral shall be released from the Liens securing the Note Guarantees under any one or more of the following circumstances:
     (a) the sale, lease, sublease, license, sublicense, conveyance or other disposition of products, services, inventory, or accounts receivable and related assets (including participations therein) in the ordinary course of business, including leases with respect to facilities that are temporarily not in use or pending their disposition, and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business or any other property that is uneconomic or no longer useful to the conduct of the business of the Company or the Guarantors, which such transactions are hereby expressly permitted under this Indenture;
     (b) as to any Collateral sold, transferred or otherwise disposed of by a Guarantor to a Person that is not ) either before or after such sale, transfer or disposition) the Company or a Guarantor in a transaction or other circumstance that complies with the provisions of Section 4.10 hereof and is permitted by the Noteholder Documents, and, if the First Priority Debt has not been paid in full, the ABL Documents; provided that such Liens will not be released if such sale or disposition is subject to the provisions of Section 5.01 hereof;
     (c) if any Guarantor is released from its Note Guarantee, that Guarantor’s assets will also be released from the Liens securing the Note Guarantee;
     (d) in whole or in part, with the consent of the Holders of the requisite percentage of Notes in accordance with Article 9;
     (e) if required in connection with certain foreclosure actions, or the exercise of other remedies in respect of Collateral, by the ABL Lender in respect of First Priority Debt in accordance with the terms of the Intercreditor Agreement’
     (f) upon a Legal Defeasance or Covenant Defeasance of the Notes as set forth under Article 8;
     (g) upon satisfaction and discharge of this Indenture as set forth under Article 12; or
     (h) upon payment in full and discharge of all Notes outstanding under this Indenture and all Obligations that are outstanding, due and payable under this Indenture at the time the Notes are paid in full discharged.

     1.2 Amendment to Section 10.9. Section 10.9 of the Indenture is hereby by amended by replacing the introductory line of such section with the following:
     The Company will furnish to the Trustee and the Collateral Agent, prior to each proposed release of Collateral pursuant to the Collateral Documents (other than with respect to Collateral released pursuant to Section 10.3(a) of this Indenture):
ARTICLE 2
CONDITIONS PRECEDENT
          The obligations of the Trustee and the Collateral Agent to execute, deliver and perform this Supplement shall be subject to the satisfaction of the following conditions:
     2.1 The Company shall have executed and delivered to the Trustee and the Collateral Agent counterparts of this Supplement.
     2.2 The Company shall have delivered to the Trustee and the Collateral Agent resolutions of its Board of Directors authorizing it to execute and deliver, and to perform its obligations under, this Supplement;
     2.3 The Company shall have delivered each of the following documents, each dated on or as of the date hereof:
     (a) An Officers’ Certificate, in form and substance as required by the Indenture.
     (b) an Opinion of Counsel of Goodwin Procter LLP, counsel to the Company, substantially in form and substance as required by the Indenture.
ARTICLE 3
MISCELLANEOUS
     3.1 Effectiveness and Effect.
          This Supplement shall become effective upon execution hereof by the Company and the Trustee. The provisions set forth in this Supplement shall be deemed to be, and shall be construed as part of, the Indenture. All references to the Indenture in the Indenture or in any other agreement, document or instrument delivered in connection therewith or pursuant thereto shall be deemed to refer to the Indenture as amended by this Supplement. The Indenture shall remain in full force and effect as modified by this Supplement.
     3.2 Counterparts.
          This Supplement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which shall together constitute one and the same instrument. Photocopied and facsimiled signatures hereto shall be valid and binding.

     3.3 Governing Law.
          This Supplement shall be governed by and construed in accordance with the laws of the State of New York.
          IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

VECTOR GROUP LTD.
By:	/s/ Howard M. Lorber
	Name:	Howard M. Lorber
	Title:	President and Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee and Collateral Agent
By:	/s/ Raymond S. Haverstock
	Name:	Raymond S. Haverstock
	Title:	Vice President

5